Exhibit 99.1

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to our qualification and taxation as a real estate investment trust, or a REIT, and to the acquisition, ownership and disposition of our stock. The summary is based on existing law and is limited to investors who acquire and own shares of our stock as investment assets rather than as inventory or as property used in a trade or business. The summary does not describe all of the particular tax considerations that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

•	a bank, insurance company, or other financial institution;

•	a regulated investment company or REIT;

•	a subchapter S corporation;

•	a broker, dealer or trader in securities or foreign currencies;

•	a person who marks-to-market our stock for United States federal income tax purposes;

•	a U.S. stockholder (as defined below) that has a functional currency other than the United States dollar;

•	a person who acquires or owns our stock in connection with employment or other performance of services;

•	a person subject to alternative minimum tax;

•	a person who acquires or owns our stock as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction;

•	a person who owns 10% or more (by vote or value, directly or constructively under the United States Internal Revenue Code of 1986, as amended, or the IRC) of any class of our stock;

•	a United States expatriate;

•	a non-U.S. stockholder (as defined below) whose investment in our stock is effectively connected with the conduct of a trade or business in the United States;

•	a nonresident alien individual present in the United States for 183 days or more during an applicable taxable year;

•	a “qualified shareholder” (as defined in Section 897(k)(3)(A) of the IRC);

•	a “qualified foreign pension fund” (as defined in Section 897(l)(2) of the IRC) or any entity wholly owned by one or more qualified foreign pension funds;

•	a non-U.S. stockholder that is a passive foreign investment company or controlled foreign corporation;

•	a person subject to special tax accounting rules as a result of their use of applicable financial statements (within the meaning of Section 451(b)(3) of the IRC); or

•	except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

The sections of the IRC that govern the federal income tax qualification and treatment of a REIT and its stockholders are complex. This section contains a summary of applicable IRC provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have received private letter rulings from the United States Internal Revenue Service, or the IRS, with respect to some but not all of the matters described in this summary, but we cannot assure you that the IRS or a court will agree with all of the statements made in this summary. The IRS could, for example, take a different position from that described in this summary with respect to our assets, acquisitions, operations, valuations, restructurings or other matters, including with respect to matters similar to, but subsequent or unrelated to, those matters addressed in the IRS private letter rulings issued to us; furthermore, while private letter rulings from the IRS generally are binding on the IRS, we and our counsel cannot rely on the private letter rulings if applicable law has changed or if the factual representations, assumptions or undertakings made in our letter ruling requests to the IRS are untrue or incomplete in any material respect. If successful, IRS challenges could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax considerations, and does not describe any estate, gift, state, local or foreign tax considerations. For all these reasons, we urge you and any holder of or prospective acquiror of our stock to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our stock. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this Current Report on Form 8-K. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Your federal income tax consequences generally will differ depending on whether or not you are a “U.S. stockholder.” For purposes of this summary, a “U.S. stockholder” is a beneficial owner of our stock that is:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•	an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. stockholder is not overridden by an applicable tax treaty. Conversely, a “non-U.S. stockholder” is a beneficial owner of our stock that is not an entity (or other arrangement) treated as a partnership for federal income tax purposes and is not a U.S. stockholder.

If any entity (or other arrangement) treated as a partnership for federal income tax purposes holds our stock, the tax treatment of a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partnership. Any entity (or other arrangement) treated as a partnership for federal income tax purposes that is a holder of our stock and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of our stock.

Investors considering acquiring our stock are urged to consult with their own tax advisors concerning the application of United States federal income tax laws to their particular situation as well as any consequences of the acquisition, ownership and disposition of our stock arising under the laws of any state, local or non-United States taxing jurisdiction.

Taxation as a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the IRC, commencing with our 2014 taxable year. Our REIT election, assuming continuing compliance with the then applicable qualification tests, has continued and will continue in effect for subsequent taxable years. Although no assurance can be given, we believe that from and after our 2014 taxable year we have been organized and have operated, and will continue to be organized and to operate, in a manner that qualified us and will continue to qualify us to be taxed as a REIT under the IRC.

Our counsel, Sullivan & Worcester LLP, is of the opinion that, subject to the discussion below, we have been organized and have qualified for taxation as a REIT under the IRC for our 2014 through 2022 taxable years, and that our current and anticipated investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the IRC. Our counsel’s opinions are conditioned upon the assumption that our certificate of incorporation, our storage contracts, our colocation agreements and our other contracts with our tenants, and all other legal documents to which we have been or are a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this Current Report on Form 8-K, upon the accuracy and completeness of the factual matters provided to us and to our counsel by accountants and appraisers, upon private letter rulings issued to us by the IRS as to certain federal income tax matters, upon representations made by us to the IRS in connection with those rulings, and upon other representations made by us to our counsel as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a description or representation is inaccurate or incomplete, our counsel’s opinions may be adversely affected and may not be relied upon. The opinions of our counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will qualify as or be taxed as a REIT for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued. Our counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of our counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our counsel.

Our continued qualification and taxation as a REIT will depend upon our compliance with various qualification tests imposed under the IRC and summarized below. Our ability to satisfy the REIT asset tests will depend in part upon our board of directors’ good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our income and assets on an ongoing basis. In particular, we periodically explore and occasionally consummate merger and acquisition opportunities, and any consummated transaction would have to be structured to manage successfully the REIT income, asset, and distribution tests given the particular size, timing, and type of transaction. While we believe that we have satisfied and will satisfy these tests, our counsel does not review compliance with these tests on a continuing basis. If we fail to qualify for taxation as a REIT in any year, then we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the IRC, or a C corporation, and our stockholders will be taxed like stockholders of a regular C corporation, meaning that federal income tax generally will be applied at both the corporate and stockholder levels. In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our stockholders could be reduced or eliminated.

As a REIT, we generally are not subject to federal income tax on our net income distributed as dividends to our stockholders. Distributions to our stockholders generally are included in our stockholders’ income as dividends to the extent of our available current or accumulated earnings and profits. Our dividends generally are not entitled to the preferential tax rates on qualified dividend income, but a portion of our dividends may be treated as capital gain dividends or as qualified dividend income, all as explained below. In addition, for taxable years beginning before 2026 and pursuant to the deduction-without-outlay mechanism of Section 199A of the IRC, our noncorporate U.S. stockholders that meet specified holding period requirements are generally eligible for preferential effective tax rates on our dividends that are not treated as capital gain dividends or as qualified dividend income. No portion of any of our dividends is eligible for the dividends received deduction for corporate stockholders. Distributions in excess of our current or accumulated earnings and profits generally are treated for federal income tax purposes as returns of capital to the extent of a recipient stockholder’s basis in our stock, and will reduce this basis.

Our current or accumulated earnings and profits generally are allocated first to distributions made on our outstanding preferred stock, if any, and thereafter to distributions made on our common stock. For all these purposes, our distributions include cash distributions, any in kind distributions of property that we might make, and deemed or constructive distributions resulting from capital market activities (such as some redemptions), as described below.

Notwithstanding our qualification for taxation as a REIT and the fact that we generally will not pay federal income tax on amounts we distribute to our stockholders, we may still be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate income tax rates on any undistributed “real estate investment trust taxable income,” determined by including our undistributed ordinary income and net capital gains, if any. We may elect to retain and pay income tax on our net capital gain. In addition, if we so elect by making a timely designation to our stockholders, a stockholder would be taxed on its proportionate share of our undistributed capital gain and would generally be expected to receive a credit or refund for its proportionate share of the tax we paid;

•	If we have net income from the disposition of “foreclosure property,” as described in Section 856(e) of the IRC, that is held primarily for sale to customers in the ordinary course of a trade or business or other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate income tax rate;

•	If we have net income from “prohibited transactions”—that is, dispositions at a gain of inventory or property held primarily for sale to customers in the ordinary course of a trade or business other than dispositions of foreclosure property and other than dispositions excepted by statutory safe harbors—we will be subject to tax on this income at a 100% rate;

•	If we fail to satisfy the 75% gross income test or the 95% gross income test described below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year;

•	If we fail to satisfy any of the REIT asset tests described below (other than a de minimis failure of the 5% or 10% asset tests) due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the highest regular corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test;

•	If we fail to satisfy any provision of the IRC that would result in our failure to qualify for taxation as a REIT (other than violations of the REIT gross income tests or violations of the REIT asset tests described below) due to reasonable cause and not due to willful neglect, we may retain our qualification for taxation as a REIT but will be subject to a penalty of $50,000 for each failure;

•	If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed;

•	If we acquire a REIT asset where our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of the asset in the hands of a C corporation (such as an asset that we hold in a QRS (as defined below) following the liquidation or other conversion of a former “taxable REIT subsidiary” as defined in Section 856(l) of the IRC, or a TRS), under specified circumstances we may be subject to federal income taxation on all or part of the built-in gain (calculated as of the date the property ceased being owned by the C corporation) on such asset. We generally do not expect our occasional sale of assets to result in the imposition of a material built-in gains tax liability. If and when we sell assets that may have associated built-in gains tax exposure, then we make appropriate provision for the associated tax liabilities on our financial statements;

•	If we acquire a corporation in a transaction where we succeed to its tax attributes or if we liquidate a domestic TRS, to preserve our qualification for taxation as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition or liquidation, if any, no later than the end of our taxable year in which the acquisition or liquidation occurs. However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution; and

•	Our subsidiaries that are C corporations, including our TRSs, generally will be required to pay federal corporate income tax on their earnings, and a 100% tax may be imposed on any transaction between us and one of our TRSs that does not reflect arm’s length terms.

Other countries may impose taxes on our and our subsidiaries’ and partnerships’ assets and operations within their jurisdictions. As a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

If we fail to qualify for taxation as a REIT in any year, then we will be subject to federal income tax in the same manner as a regular C corporation. Further, as a regular C corporation, distributions to our stockholders will not be deductible by us, nor will distributions be required under the IRC. Also, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders will generally be taxable as ordinary dividends potentially eligible for the preferential tax rates described below under the heading “—Taxation of Taxable U.S. Stockholders” and, subject to limitations in the IRC, will be potentially eligible for the dividends received deduction for corporate stockholders. Finally, we will generally be disqualified from taxation as a REIT for the four taxable years following the taxable year in which the termination of our REIT status is effective. Our failure to qualify for taxation as a REIT for even one year could result in us reducing or eliminating distributions to our stockholders or in us incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate-level income taxes. Relief provisions under the IRC may allow us to continue to qualify for taxation as a REIT even if we fail to comply with various REIT requirements, all as described in more detail below. However, it is impossible to state whether in any particular circumstance we would be entitled to the benefit of these relief provisions.

REIT Qualification Requirements

General Requirements. Section 856(a) of the IRC defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable, but for Sections 856 through 859 of the IRC, as a domestic C corporation;

(4)	that is not a financial institution or an insurance company subject to special provisions of the IRC;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	that is not “closely held,” meaning that during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the IRC to include specified tax-exempt entities); and

(7)	that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

Section 856(b) of the IRC provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Although we cannot be sure, we believe that we have met conditions (1) through (7) during each of the requisite periods ending on or before the close of our most recently completed taxable year, and that we will continue to meet these conditions in our current and future taxable years.

To help comply with condition (6), our certificate of incorporation restricts transfers of our stock that would otherwise result in concentrated ownership positions. These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will in all cases be able to continue to satisfy, the stock ownership requirements described in condition (6). If we comply with applicable Treasury regulations to ascertain the ownership of our outstanding stock and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). Accordingly, we have complied and will continue to comply with these regulations, including by requesting annually from holders of significant percentages of our stock information regarding the ownership of our stock. Under our certificate of incorporation, our stockholders are required to respond to these requests for information. A stockholder that fails or refuses to comply with the request is required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of our stock and other information.

For purposes of condition (6), an “individual” generally includes a natural person, a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit-sharing trust. As a result, REIT shares owned by an entity that is not an “individual” are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity’s qualification for taxation as a REIT.

The IRC provides that we will not automatically fail to qualify for taxation as a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. This relief provision may apply to a failure of the applicable conditions even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Our Wholly Owned Subsidiaries and Our Investments Through Partnerships. Except in respect of a TRS as described below, Section 856(i) of the IRC provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation for United States federal income tax purposes. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT’s. We believe that each of our direct and indirect wholly owned subsidiaries, other than the TRSs described below (and entities whose equity is owned in whole or in part by such TRSs), will be either a qualified REIT subsidiary within the meaning of Section 856(i)(2) of the IRC or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under Treasury regulations issued under Section 7701 of the IRC, each such entity referred to as a QRS. Thus, in applying all of the REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our QRSs are treated as ours, and our investment in the stock and other securities of such QRSs will be disregarded.

We have invested and may in the future invest in real estate through one or more entities that are treated as partnerships for federal income tax purposes. In the case of a REIT that is a partner in a partnership, Treasury regulations under the IRC provide that, for purposes of the REIT qualification requirements regarding income and assets described below, the REIT is generally deemed to own its proportionate share, based on respective capital interests, of the income and assets of the partnership (except that for purposes of the 10% value test, described below, the REIT’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and specified debt securities issued by the partnership). In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT. In contrast, for purposes of the distribution requirements described below, a REIT must take into account as a partner its share of the partnership’s income as determined under the general federal income tax rules governing partners and partnerships under Subchapter K of the IRC.

Subsidiary REITs. We indirectly own real estate through a subsidiary that we believe has qualified and will remain qualified for taxation as a REIT under the IRC, and we may in the future invest in real estate through one or more other subsidiary entities that are intended to qualify for taxation as REITs. When a subsidiary qualifies for taxation as a REIT separate and apart from its REIT parent, the subsidiary’s shares are qualifying real estate assets for purposes of the REIT parent’s 75% asset test described below. However, failure of the subsidiary to separately satisfy the various REIT qualification requirements described in this summary or that are otherwise applicable (and failure to qualify for the applicable relief provisions) would generally result in (a) the subsidiary being subject to regular United States corporate income tax, as described above, and (b) the REIT parent’s ownership in the subsidiary (i) ceasing to be qualifying real estate assets for purposes of the 75% asset test and (ii) becoming subject to the 5% asset test, the 10% vote test and the 10% value test, each as described below, generally applicable to a REIT’s ownership in corporations other than REITs and TRSs. In such a situation, the REIT parent’s own qualification and taxation as a REIT could be jeopardized on account of the subsidiary’s failure cascading up to the REIT parent, all as described below under the heading “—Asset Tests”.

We have joined with our subsidiary REIT in filing protective TRS elections, and we may continue to annually make such elections unless and until our ownership of this subsidiary falls below 10%. Pursuant to these protective TRS elections, we believe that if this subsidiary is not a REIT for some reason, then it would instead be considered one of our TRSs, and as such its value would fit within our REIT gross asset tests described below. We expect to make similar protective TRS elections with respect to any other subsidiary REIT that we form or acquire and may implement other protective arrangements intended to avoid a cascading REIT failure if any of our intended subsidiary REITs were to not qualify for taxation as a REIT, but we cannot be sure that such protective elections or other arrangements will be effective to avoid or mitigate the resulting adverse consequences to us. We do not expect protective TRS elections to impact our compliance with the 75% and 95% gross income tests described below, because we do not expect our gains and dividends from a subsidiary REIT’s shares to jeopardize compliance with these tests even if for some reason the subsidiary is not a REIT.

Taxable REIT Subsidiaries. As a REIT, we are permitted to own any or all of the securities of a TRS, provided that no more than 20% of the total value of our assets, at the close of each quarter, is comprised of our investments in the stock or other securities of our TRSs. We have received a private letter ruling from the IRS that a loan to a TRS of ours that is adequately secured by the TRS’s real estate or interests in real property will not be treated as a security of the TRS for purposes of this TRS ownership limitation. Very generally, a TRS is a subsidiary corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with such REIT to be treated as a TRS. A TRS is taxed as a regular C corporation, separate and apart from any affiliated REIT. Our ownership of stock and other securities in our TRSs is exempt from the 5% asset test, the 10% vote test and the 10% value test described below.

In addition, any corporation (other than a REIT and other than a QRS) in which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities of such corporation is automatically a TRS (excluding, for this purpose, certain “straight debt” securities). Subject to the discussion below, we believe that we and each of our TRSs have complied with, and will continue to comply with, the requirements for TRS status at all times during which the subsidiary’s TRS election is intended to be in effect, and we believe that the same will be true for any TRS that we later form or acquire.

As described below, TRSs can perform services for our tenants without disqualifying the rents and service fees that we receive from those tenants under the 75% gross income test or the 95% gross income test described below. Moreover, because our TRSs are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, our TRSs may generally conduct activities that would be treated as prohibited transactions or would give rise to nonqualified income if conducted by us directly.

Restrictions and sanctions are imposed on TRSs and their affiliated REITs to ensure that the TRSs will be subject to an appropriate level of federal income taxation. For example, if a TRS pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm’s length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Further, if in comparison to an arm’s length transaction, a third-party tenant has overpaid rent to the REIT in exchange for underpaying the TRS for services rendered, and if the REIT has not adequately compensated the TRS for services provided to or on behalf of the third-party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the TRS. A safe harbor exception to this excise tax applies if the TRS has been compensated at a rate at least equal to 150% of its direct cost in furnishing or rendering the service. Finally, the 100% excise tax also applies to the underpricing of services provided by a TRS to its affiliated REIT in contexts where the services are unrelated to services for REIT tenants. Based on our transfer pricing analyses, we believe that our TRSs have received and will continue to receive at least arm’s length compensation from our tenants or from us for the services they provide to our tenants or us. There can be no assurance that arrangements involving our TRSs will not result in the imposition of one or more of these restrictions or sanctions, but we do not believe that we or our TRSs are or will be subject to these impositions.

Our Assets as Real Property. Treasury regulations define “real property” for purposes of Section 856 of the IRC to mean land or improvements thereon, such as buildings or other inherently permanent structures, including items which are structural components of such buildings or structures. The term “real property” includes both property located within and outside of the United States. Local law definitions are not controlling as to what constitutes “real property.”

We received a private letter ruling from the IRS that our steel racking structures are real property for purposes of Section 856 of the IRC. In addition, the IRS has previously issued private letter rulings to other taxpayers in which it concluded that facilities similar to the data centers that we own, including the integrated core systems of those facilities (i.e., electrical distribution, HVAC, humidification, security, fire protection, and telecommunications systems), are real property for purposes of Section 856 of the IRC. The ruling that we received regarding our steel racking structures and the rulings issued to other taxpayers relating to integrated core systems of data centers are consistent with prior administrative and judicial precedent involving building structures and building systems, as well as subsequently finalized Treasury regulations defining real property. Accordingly, we believe that substantially all of our facilities and improvements, including our steel racking structures and the integrated core systems of our data centers, are properly treated as real property for purposes of Section 856 of the IRC.

In administrative pronouncements spanning several decades, including in the Treasury regulations, the IRS has concluded that “interests in real property” properly include intangibles such as voting rights and goodwill that derive their value from and are inseparable from real property and real property rental revenues. Consistent with this prior administrative practice, we received a private letter ruling from the IRS that the portions of our intangible assets that are derived from and inseparable from our real property and our storage rental business, as opposed to our TRSs’ service businesses, are “interests in real property” for purposes of Section 856 of the IRC. This ruling is consistent with subsequently finalized Treasury regulations defining real property. Similarly, under these Treasury regulations, the portions of our intangible assets that are derived from and inseparable from our colocation and other real property rental businesses, as opposed to our TRSs’ service businesses, also constitute “interests in real property” or “real property” for purposes of Section 856 of the IRC. Accordingly, we believe that the portions of our intangible assets determined by our board of directors to be derived from and inseparable from our real property and our storage rental, colocation, and other real property rental businesses generally are and will remain “interests in real property” or “real property” for purposes of Section 856 of the IRC.

Further, although there can be no assurance in this regard, we believe that our loans that are intended to be mortgages on real property for purposes of the REIT income and asset tests described below have in fact so qualified and will continue to qualify, to the extent that those loans are directly secured by real property or are indirectly and ultimately secured by real property pursuant to IRS guidance articulated in Revenue Ruling 80-280.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification for taxation as a REIT. First, at least 75% of our gross income for each taxable year must be derived from investments relating to real property, including “rents from real property” within the meaning of Section 856(d) of the IRC, interest and gain from mortgages on real property or on interests in real property, income and gain from foreclosure property (as defined in Section 856(e) of the IRC), gain from the sale or other disposition of real property (including specified ancillary personal property treated as real property under the IRC), dividends on and gain from the sale or disposition of shares in other REITs, or amounts described under Section 856(c)(5)(J)(ii) of the IRC as producing income described in Section 856(c)(3) of the IRC on account of an IRS private letter ruling issued to us (but excluding in all cases any gains subject to the 100% tax on prohibited transactions). When we receive new capital in exchange for our stock or in a public offering of our five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test. Second, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, amounts described under Section 856(c)(5)(J)(ii) of the IRC as producing income described in Section 856(c)(2) of the IRC on account of either an IRS private letter ruling issued to us or administrative guidance, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business, income and gain from specified “hedging transactions” that are clearly and timely identified as such, and income from the repurchase or discharge of indebtedness is excluded from both the numerator and the denominator in both gross income tests. In addition, specified foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

In order to qualify as “rents from real property” within the meaning of Section 856(d) of the IRC, several requirements must be met:

•	The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Rents generally do not qualify if the REIT owns 10% or more by vote or value of stock of the tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), whether directly or after application of attribution rules. We generally do not intend to lease property to any party if rents from that property would not qualify as “rents from real property,” but application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. Our certificate of incorporation generally disallows transfers or purported acquisitions, directly or by attribution, of our stock to the extent necessary to maintain our qualification for taxation as a REIT under the IRC. Nevertheless, there can be no assurance that these restrictions will be effective to prevent our qualification for taxation as a REIT from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our stockholders necessarily be aware of ownership of equity interests attributed to them under the IRC’s attribution rules.

•	There is a limited exception to the above prohibition on earning “rents from real property” from a 10% affiliated tenant where the tenant is a TRS. If at least 90% of the leased space of a property is leased to tenants other than TRSs and 10% affiliated tenants, and if the TRS’s rent to us for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property (or, based on a private letter ruling that we received from the IRS, substantially comparable to the rents paid by nonaffiliated tenants for comparable space in the geographic area if there is no comparable space at that property), then otherwise qualifying rents paid by the TRS to us will not be disqualified on account of the rule prohibiting 10% affiliated tenants. At some of our facilities, we may lease space to a TRS so that, for example, the TRS can provide on-site services. In any such instance, we cannot be sure that the rental relationship has qualified and will continue to qualify under the limited exception for leasing space to a TRS, and in some instances we expect that the rental relationship has not qualified and will not qualify on account of not meeting the applicable 90% test. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is generally determined at the time the lease with the TRS is entered into, extended, and modified, if the modification increases the rents due under the lease. However, if a lease with a “controlled TRS” is modified and the modification results in an increase in the rents payable by the TRS, any increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock, and we believe that most or all of our TRSs have been and will remain controlled TRSs.

•	In order for rents to qualify, a REIT generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom it derives no income or through one of its TRSs. There is an exception to this rule permitting a REIT to perform customary management and tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of “unrelated business taxable income” as defined in Section 512(b)(3) of the IRC, or UBTI. In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as “rents from real property” as long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

•	If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as “rents from real property”; if this 15% threshold is exceeded, then the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented. While this 15% test generally is applied separately to each lease of real property, Treasury regulations provide that the test may be applied on an aggregate basis at a multi-tenanted facility with substantially similar leases, such that the aggregate rents received or accrued at the facility under substantially similar leases are tested by reference to the ratio of the fair market value of all rented personal property under such leases to the total fair market value of all rented real and personal property under such leases.

•	In addition, “rents from real property” includes both charges we receive for services customarily rendered in connection with the rental of comparable real property in the same geographic area, even if the charges are separately stated, as well as charges we receive for services provided by our TRSs when the charges are not separately stated. Whether separately stated charges received by a REIT for services that are not geographically customary and provided by a TRS are included in “rents from real property” has not been addressed clearly by the IRS in published authorities; however, our counsel, Sullivan & Worcester LLP, is of the opinion that, although the matter is not free from doubt, “rents from real property” also includes charges we receive for services provided by our TRSs when the charges are separately stated, even if the services are not geographically customary. Accordingly, we believe that our revenues from TRS-provided services, whether the charges are separately stated or not, qualify as “rents from real property” because the services satisfy the geographically customary standard, because the services have been provided by a TRS, or for both reasons. Further, we have received a private letter ruling from the IRS concluding that fees we receive for storage-related services constitute “rents from real property,” and we expect our storage-related service fees to continue to so qualify.

For the reasons set forth below, we believe that, since January 1, 2014, all or substantially all of our rents and related service fees have qualified and will continue to qualify as “rents from real property” for purposes of Section 856 of the IRC.

With respect to many of the services we render at our facilities, we believe that these services have been and are of the type that are usually or customarily performed in connection with the rental of storage space, colocation space, and other real property in the relevant geographic areas and that can be performed by a tax-exempt organization without generating UBTI, and that these services thus satisfy both of the above customary standards so that we may provide them without utilizing a TRS. Therefore, we believe that our provision of these customary services has not and will not cause rents and customary services revenues received with respect to our properties to fail to qualify as “rents from real property.” Impermissible tenant services at a facility generally have been and are expected to be provided by one or more independent contractors or TRSs under appropriate arrangements in order to avoid jeopardizing the qualification of our rental and related services revenues as “rents from real property.” We may provide de minimis levels of impermissible tenant services directly where the consideration we receive or accrue from such services does not materially adversely affect our ability to satisfy both the 75% and 95% gross income tests. If, contrary to our expectation, the IRS or a court were to determine that one or more services we provide to our tenants directly (and not through an independent contractor or a TRS) constitute impermissible tenant services, and that the amount of gross receipts we receive that is attributable to the provision of such services during a taxable year at a facility exceeds 1% of all gross receipts we received or accrued during such taxable year with respect to that facility, then all of the rents from that facility for such taxable year will be nonqualifying income for purposes of the 75% and 95% gross income tests. Although rents at any one facility are generally immaterial to our compliance with the 75% and 95% gross income tests, a finding by the IRS or a court of sufficient impermissible tenant services at our largest facilities or a large number of facilities could possibly jeopardize our ability to comply with the 95% gross income test, and, in an extreme case, possibly even with our ability to comply with the 75% gross income test. Under those circumstances, however, we expect that we would qualify for the gross income tests’ relief provision described below, and thereby would preserve our qualification for taxation as a REIT; however, the penalty taxes associated with this relief could be material. In applying the above criteria, each lease of space is evaluated separately from each other lease, except that the 1% threshold for impermissible tenant services is applied on a facility-by-facility basis, as described above.

With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in applicable local currencies. Accordingly, for United States federal income tax purposes, including presumably the 75% and 95% gross income tests summarized above, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into United States dollars at appropriate exchange rates as necessary. On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, we believe that the foreign exchange gains we recognize from repatriation generally will constitute “real estate foreign exchange gains” under Section 856(n)(2) of the IRC, and will thus be excluded from the 75% and 95% gross income tests summarized above.

In addition, when we own interests in entities that are “controlled foreign corporations” for federal income tax purposes, or CFCs, we are deemed to receive our allocable share of certain income, referred to as Subpart F Income, earned by such CFCs whether or not that income is actually distributed to us. Numerous exceptions apply in determining whether an item of income is Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business. Rents from real property are generally treated as earned in an active trade or business if the lessor regularly performs active and substantial management and operational functions with respect to the property while it is leased, but only if such activities are performed through the lessor’s own officers or staff of employees. We believe that our CFCs generally satisfy this active rental exception, and accordingly we have not recognized and do not expect to recognize material amounts of Subpart F Income. Further, we must include in gross income the “global intangible low-taxed income” in respect of our CFCs. Pursuant to administrative guidance from the IRS, our “global intangible low-taxed income” and any Subpart F Income that we recognize qualifies under the 95% gross income test. However, we do not believe that our “global intangible low-taxed income” or our Subpart F Income qualifies under the 75% gross income test.

Other than sales of foreclosure property, any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business, together known as dealer gains, may be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. The 100% tax does not apply to gains from the sale of property that is held through a TRS, although such income will be subject to tax in the hands of the TRS at regular corporate income tax rates; we may therefore utilize our TRSs in transactions in which we might otherwise recognize dealer gains. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding each particular transaction. Sections 857(b)(6)(C) and (E) of the IRC provide safe harbors pursuant to which limited sales of real property held for at least two years and meeting specified additional requirements will not be treated as prohibited transactions. However, compliance with the safe harbors is not always achievable in practice. We attempt to structure our activities to avoid transactions that are prohibited transactions, or otherwise conduct such activities through TRSs; but there can be no assurance as to whether the IRS might successfully assert that we are subject to the 100% penalty tax with respect to any particular transaction. Gains subject to the 100% penalty tax are excluded from the 75% and 95% gross income tests, whereas real property gains that are not dealer gains or that are exempted from the 100% penalty tax on account of the safe harbors are considered qualifying gross income for purposes of the 75% and 95% gross income tests.

We believe that any gain that we have recognized, or will recognize, in connection with our disposition of assets and other transactions, including through any partnerships, will generally qualify as income that satisfies the 75% and 95% gross income tests, and will not be dealer gains or subject to the 100% penalty tax. This is because our general intent has been and is to: (a) own and use our assets for investment (including through joint ventures) with a view to long-term income production and capital appreciation; (b) engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and (c) make occasional dispositions of our assets consistent with our long-term investment objectives.

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test in any taxable year, we may nevertheless qualify for taxation as a REIT for that year if we satisfy the following requirements:

•	our failure to meet the test is due to reasonable cause and not due to willful neglect; and

•	after we identify the failure, we file a schedule describing each item of our gross income included in the 75% gross income test or the 95% gross income test for that taxable year.

Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% gross income test or the amount by which we failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year. This relief provision may apply to a failure of the applicable income tests even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% gross income tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Asset Tests. At the close of each calendar quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify for taxation as a REIT for federal income tax purposes:

•	At least 75% of the value of our total assets must consist of “real estate assets,” defined as real property (including interests in real property and interests in mortgages on real property or on interests in real property), ancillary personal property to the extent that rents attributable to such personal property are treated as rents from real property in accordance with the rules described above, cash and cash items, shares in other REITs, debt instruments issued by “publicly offered REITs” as defined in Section 562(c)(2) of the IRC, government securities and temporary investments of new capital (that is, any stock or debt instrument that we hold that is attributable to any amount received by us (a) in exchange for our stock or (b) in a public offering of our five-year or longer debt instruments, but in each case only for the one-year period commencing with our receipt of the new capital).

•	Not more than 25% of the value of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

•	Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer’s securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer’s outstanding securities, unless the securities are “straight debt” securities or otherwise excepted as described below. Our stock and other securities in a TRS are exempted from these 5% and 10% asset tests.

•	Not more than 20% of the value of our total assets may be represented by stock or other securities of our TRSs.

•	Not more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” as defined in Section 856(c)(5)(L)(ii) of the IRC.

Our counsel, Sullivan & Worcester LLP, is of the opinion that, although the matter is not free from doubt, our investments in the equity or debt of a TRS of ours, to the extent that and during the period in which they qualify as temporary investments of new capital, will be treated as real estate assets, and not as securities, for purposes of the above REIT asset tests.

Consistent with our private letter ruling described above as well as applicable Treasury regulations, we have developed, and our board of directors has adopted and utilized, a valuation model that determines the portions of our intangible assets that are derived from and inseparable from our real property and our storage rental, colocation, and other real property rental businesses (as opposed to our TRSs’ service businesses) and that are attributable to present and future “rents from real property” as discussed above. Accordingly, we believe that the portions of our intangible assets ultimately determined by our board of directors to be so derived and attributable are and will remain “interests in real property” or “real property” for purposes of Section 856 of the IRC. Because all or substantially all of our intangible assets (including goodwill) recorded on our financial statements, other than those allocated to our TRSs’ service businesses, relate to current and future cash flows that are generally expected to derive from, be inseparable from, and qualify as “rents from real property” as discussed above, we believe that such intangibles are and will remain “interests in real property” or “real property” for purposes of Section 856 of the IRC. Following the close of each calendar quarter beginning with the first quarter of our first REIT taxable year, our board of directors has reviewed, and is expected to continue to review, internally prepared valuation presentations, prepared in accordance with the adopted valuation model, which have assisted and will assist it in determining the nature and value of the assets shown on our financial statements for purposes of the various REIT asset and income tests under Section 856 of the IRC. Upon review and due consideration of each completed quarter’s valuation presentation, our board of directors has determined, and is expected to continue to determine, to the maximum extent it is authorized and afforded discretion to determine such matters under applicable federal income tax laws (including in particular Section 856(c)(5)(A) of the IRC), whether for the completed calendar quarter (a) the portion of our intangible assets (including goodwill) that were derived and inseparable from our real property and our storage rental, colocation, and other real property rental businesses, as opposed to our TRSs’ service businesses, and (b) the value of our assets, including the value of our facilities, improvements (including steel racking structures, integrated core systems of our data center facilities, and other building systems), intangibles and other assets, were such that we satisfied all of the above REIT asset tests.

The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT. After a REIT meets the asset tests at the close of any quarter, it will not lose its qualification for taxation as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets, including if the fluctuations are caused by changes in the foreign currency exchange rate used to value any foreign assets. This grandfathering rule may be of limited benefit to a REIT such as us that makes periodic acquisitions of both qualifying and nonqualifying REIT assets. When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within thirty days after the close of that quarter.

In addition, if we fail the 5% asset test, the 10% vote test or the 10% value test at the close of any quarter and we do not cure such failure within thirty days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within six months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% asset test, the 10% vote test and the 10% value test. For purposes of this relief provision, the failure will be de minimis if the value of the assets causing the failure does not exceed $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify for taxation as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (1) $50,000 or (2) the highest regular corporate income tax rate imposed on the net income generated by the assets causing the failure during the period of the failure, and (d) within six months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions may apply to a failure of the applicable asset tests even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

The IRC also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) “straight debt” securities, (b) specified rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay “rents from real property,” (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT. In addition, any debt instrument issued by an entity classified as a partnership for federal income tax purposes, and not otherwise excepted from the definition of a security for purposes of the above safe harbor, will not be treated as a security for purposes of the 10% value test if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test.

We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests and intend to take actions as may be required to cure any failure to satisfy the tests within thirty days after the close of any quarter or within the six-month periods described above.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the REIT asset tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Annual Distribution Requirements. In order to qualify for taxation as a REIT under the IRC, we are required to make annual distributions other than capital gain dividends to our stockholders in an amount at least equal to the excess of:

(1)	the sum of 90% of our “real estate investment trust taxable income” and 90% of our net income after tax, if any, from property received in foreclosure, over

(2)	the amount by which our noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of our “real estate investment trust taxable income.”

For these purposes, our “real estate investment trust taxable income” is as defined under Section 857 of the IRC and is computed without regard to the dividends paid deduction and our net capital gain and will generally be reduced by specified corporate-level income taxes that we pay (e.g., taxes on built-in gains or depreciation recapture income).

The IRC generally limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to specified exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to that year’s 30% limitation. Provided a taxpayer makes an election (which is irrevocable), the limitation on the deductibility of net interest expense does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, acquisition, conversion, rental, operation, management, leasing, or brokerage, within the meaning of Section 469(c)(7)(C) of the IRC. Treasury regulations provide that a real property trade or business includes a trade or business conducted by a REIT. We have made an election to be treated as a real property trade or business and accordingly do not expect the foregoing interest deduction limitations to apply to us or to the calculation of our “real estate investment trust taxable income.”

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to stockholders of record during one of those months and is paid during the following January, then for federal income tax purposes such dividend will be treated as having been both paid and received on December 31 of the prior taxable year to the extent of any undistributed earnings and profits.

The 90% distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below. To the extent that we do not distribute all of our net capital gain and all of our “real estate investment trust taxable income,” as adjusted, we will be subject to federal income tax at regular corporate income tax rates on undistributed amounts. In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our stockholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term “grossed up required distribution” for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

If we do not have enough cash or other liquid assets to meet our distribution requirements, or if we so choose, we may find it necessary or desirable to arrange for a taxable distribution paid in a mix of cash and our common stock, or to arrange for new debt or equity financing to provide funds for required distributions, in order to maintain our qualification for taxation as a REIT. We can provide no assurance that financing would be available for these purposes on favorable terms, or at all.

We may be able to rectify a failure to pay sufficient dividends for any year by paying “deficiency dividends” to stockholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements and our dividends paid deduction, it will be treated as an additional distribution to the stockholders receiving it in the year such dividend is paid.

In addition to the other distribution requirements above, to preserve our qualification for taxation as a REIT we are required to timely distribute all C corporation earnings and profits that relate to our pre-REIT period or that we inherit from acquired corporations, both as described below.

We may elect to retain, rather than distribute, some or all of our net capital gain and pay income tax on such gain. In addition, if we so elect by making a timely designation to our stockholders, our stockholders would include their proportionate share of such undistributed capital gain in their taxable income, and they would receive a corresponding credit for their share of the federal corporate income tax that we pay thereon. Our stockholders would then increase the adjusted tax basis of their stock by the difference between (a) the amount of capital gain dividends that we designated and that they included in their taxable income, and (b) the tax that we paid on their behalf with respect to that capital gain.

Acquisition Activities

Acquisitions of C Corporations. We have engaged in and may in the future engage in transactions where we acquire all of the outstanding stock of a C corporation. From and after our first taxable year as a REIT, except to the extent we have made or do make an applicable TRS election, each of our acquired entities and their various wholly-owned corporate and noncorporate subsidiaries generally became or will become our QRSs. Thus, after such acquisitions, all assets, liabilities and items of income, deduction and credit of the acquired and then disregarded entities have been and will be treated as ours for purposes of the various REIT qualification tests described above. In addition, we generally have been and will be treated as the successor to the acquired (and then disregarded) entities’ federal income tax attributes, such as those entities’ (a) adjusted tax bases in their assets and their depreciation schedules; and (b) earnings and profits for federal income tax purposes, if any. The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below. However, when we make an election under Section 338(g) of the IRC with respect to corporations that we acquire, as we have done from time to time in the past, we generally will not be subject to such attribute carryovers in respect of attributes existing prior to such election.

In addition, when we liquidate a TRS, convert a TRS to a QRS, or combine a TRS with an existing QRS, this generally constitutes a tax-free liquidation of the TRS into us, and we generally succeed to the former TRS’s tax attributes such as adjusted tax bases, depreciation schedules, and earnings and profits. The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below.

Built-in Gains from C Corporations. Notwithstanding our qualification and taxation as a REIT, under specified circumstances we may be subject to corporate income taxation if we acquire a REIT asset where our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of the asset as owned by a C corporation (such as an asset that we hold in a QRS following the liquidation or other conversion of a former TRS). For instance, we may be subject to federal income taxation on all or part of the built-in gain that was present on the last date an asset was owned by a C corporation, if we succeed to a carryover tax basis in that asset directly or indirectly from such C corporation and if we sell the asset during the five-year period beginning on the day the asset ceased being owned by such C corporation. In addition, if any assets so acquired are depreciated as personal property rather than real property, we may file appropriate accounting method change applications in order that applicable assets will be depreciated in a fashion more commensurate with their status as real property under Section 856 of the IRC. The depreciation recapture resulting under Section 481(a) of the IRC from these accounting method changes will be subject to applicable federal corporate income tax liability, including under Sections 337(d) and 1374 of the IRC. To the extent of our income and gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such income and gains with respect to that taxable year, our taxable dividends paid in the following year will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below under the heading “—Taxation of Taxable U.S. Stockholders.” We generally do not expect our occasional sale of assets to result in the imposition of a material built-in gains tax liability. If and when we do sell assets that may have associated built-in gains tax exposure, then we expect to make appropriate provision for the associated tax liabilities on our financial statements.

Earnings and Profits. Following a corporate acquisition or a liquidation of a TRS, we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, no later than the end of our taxable year in which the transaction occurs, in order to preserve our qualification for taxation as a REIT. However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT, provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution. C corporation earnings and profits that we inherit are, in general, specially allocated under a priority rule to the earliest possible distributions following the event causing the inheritance, and only then is the balance of our earnings and profits for the taxable year allocated among our distributions to the extent not already treated as a distribution of C corporation earnings and profits under the priority rule. The distribution of these C corporation earnings and profits is potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below under the heading “—Taxation of Taxable U.S. Stockholders.” Special rules apply if we liquidate a foreign TRS, including as to the United States federal income tax bases in the assets that carry over to us, and as to the foreign earnings and profits which we must generally include as additional, recognized dividend income that counts favorably toward the 95% gross income test but not the 75% gross income test. In general, we will be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the liquidation or conversion occurs, the accumulated earnings and profits of the liquidated foreign TRS. The distribution of these foreign earnings and profits from qualifying TRSs is potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below under the heading “—Taxation of Taxable U.S. Stockholders.”

Asset Acquisitions. From time to time, we have engaged and may in the future engage in acquisitions where we acquire storage facilities, data centers, and other assets from third parties in transactions treated as asset acquisitions for federal income tax purposes. With respect to such asset acquisitions, our general intent is to undertake structuring such that we may include the majority of acquired assets and operations in a QRS from and after the closing, though other appropriate structuring involving greater use of TRSs may also be used. In general, we believe that such asset acquisitions have not and will not materially impact our qualification for taxation as a REIT.

Distributions to our Stockholders

As described above, we expect to make distributions to our stockholders from time to time. These distributions may include cash distributions, in kind distributions of property, and deemed or constructive distributions resulting from capital market activities. The United States federal income tax treatment of our distributions will vary based on the status of the recipient stockholder as more fully described below under the headings “—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt U.S. Stockholders,” and “—Taxation of Non-U.S. Stockholders.”

Section 302 of the IRC treats a redemption of our stock for cash only as a distribution under Section 301 of the IRC, and hence taxable as a dividend to the extent of our available current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the IRC enabling the redemption to be treated as a sale or exchange of the shares of our stock. The redemption for cash only will be treated as a sale or exchange if it (a) is “substantially disproportionate” with respect to the surrendering stockholder’s ownership in us, (b) results in a “complete termination” of the surrendering stockholder’s entire share interest in us, or (c) is “not essentially equivalent to a dividend” with respect to the surrendering stockholder, all within the meaning of Section 302(b) of the IRC. In determining whether any of these tests have been met, a stockholder must generally take into account shares of our stock considered to be owned by such stockholder by reason of constructive ownership rules set forth in the IRC, as well as shares of our stock actually owned by such stockholder. In addition, if a redemption is treated as a distribution under the preceding tests, then a stockholder’s tax basis in the redeemed shares of our stock generally will be transferred to the stockholder’s remaining shares of our stock, if any, and if such stockholder owns no other shares of our stock, such basis generally may be transferred to a related person or may be lost entirely. Because the determination as to whether a stockholder will satisfy any of the tests of Section 302(b) of the IRC depends upon the facts and circumstances at the time that shares of our stock are redeemed, we urge you to consult your own tax advisor to determine the particular tax treatment of any redemption.

Taxation of Taxable U.S. Stockholders

For noncorporate U.S. stockholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. stockholders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because we generally are not subject to federal income tax on the portion of our “real estate investment trust taxable income” distributed to our stockholders, dividends on our stock generally are not eligible for these preferential tax rates, except that any distribution of C corporation earnings and profits, taxed built-in gain items (including our depreciation recapture income that is subject to this tax), and recognized dividend income in respect of foreign earnings and profits from qualifying TRSs will potentially be eligible for these preferential tax rates for qualified dividend income. These exceptions have been and are expected to be operative from time to time, including on account of our integration of acquired subsidiaries into our QRSs and TRSs, such that some portion of our dividends from time to time have been and are expected to be eligible for the preferential tax rates for qualified dividend income. Our ordinary dividends generally are taxed at the higher federal income tax rates applicable to ordinary income (subject to the lower effective tax rates applicable to qualified REIT dividends via the deduction-without-outlay mechanism of Section 199A of the IRC, which is generally available to our noncorporate U.S. stockholders that meet specified holding period requirements for taxable years before 2026). To summarize, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(1)	long-term capital gains, if any, recognized on the disposition of shares of our stock;

(2)	our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(3)	our dividends attributable to dividend income, if any, received by us from C corporations such as domestic TRSs and qualifying foreign TRSs;

(4)	our dividends attributable to earnings and profits that we inherit from C corporations; and

(5)	our dividends to the extent attributable to income upon which we have paid federal corporate income tax (such as depreciation recapture income or sale gains subject to taxes on built-in gains), net of the corporate income taxes thereon.

As long as we qualify for taxation as a REIT, a distribution to our U.S. stockholders that we do not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of our available current or accumulated earnings and profits (subject to the lower effective tax rates applicable to qualified REIT dividends via the deduction-without-outlay mechanism of Section 199A of the IRC, which is generally available to our noncorporate U.S. stockholders that meet specified holding period requirements for taxable years before 2026). Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as described below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate stockholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the IRC.

If for any taxable year we designate capital gain dividends for our stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock. We will similarly designate the portion of any dividend that is to be taxed to noncorporate U.S. stockholders at preferential maximum rates (including any qualified dividend income and any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all outstanding classes of our stock.

We may elect to retain and pay income taxes on some or all of our net capital gain. In addition, if we so elect by making a timely designation to our stockholders:

(1)	each of our U.S. stockholders will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated as a capital gain dividend;

(2)	each of our U.S. stockholders will receive a credit or refund for its designated proportionate share of the tax that we pay;

(3)	each of our U.S. stockholders will increase its adjusted basis in our stock by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. stockholder’s proportionate share of the tax that we pay; and

(4)	both we and our corporate stockholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the stockholder’s adjusted tax basis in our stock, but will reduce the stockholder’s basis in such stock. To the extent that these excess distributions exceed a U.S. stockholder’s adjusted basis in such stock, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. stockholders at preferential maximum rates. No U.S. stockholder may include on its federal income tax return any of our net operating losses or any of our capital losses. In addition, no portion of any of our dividends is eligible for the dividends received deduction for corporate stockholders. If a dividend is declared in October, November or December to stockholders of record during one of those months and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year to the extent of any undistributed earnings and profits.

The preferential tax rates available to noncorporate U.S. stockholders for qualified dividend income are not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the stock becomes ex-dividend. For purposes of calculating this 61-day holding period, any period in which the stockholder has an option to sell, is under a contractual obligation to sell or has made and not closed a short sale of our stock, has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our stock, will not be counted toward the required holding period.

A U.S. stockholder will generally recognize gain or loss equal to the difference between the amount realized and the stockholder’s adjusted basis in our stock that is sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder’s holding period in the stock exceeds one year. In addition, any loss upon a sale or exchange of our stock held for six months or less will generally be treated as a long-term capital loss to the extent of any long-term capital gain dividends we paid on such stock during the holding period.

U.S. stockholders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (including dividends on our stock (without regard to any deduction allowed by Section 199A of the IRC) and gains from the sale or other disposition of our stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds. U.S. stockholders are urged to consult their tax advisors regarding the application of the 3.8% Medicare tax.

If a U.S. stockholder recognizes a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These Treasury regulations are written quite broadly, and apply to many routine and simple transactions. A reportable transaction currently includes, among other things, a sale or exchange of stock resulting in a tax loss in excess of (a) $10 million in any single year or $20 million in a prescribed combination of taxable years in the case of stock held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in a prescribed combination of taxable years in the case of stock held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS’s Office of Tax Shelter Analysis. The annual maximum penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

Noncorporate U.S. stockholders who borrow funds to finance their acquisition of our stock could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the IRC, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor’s net investment income. A U.S. stockholder’s net investment income will include ordinary income dividend distributions received from us and, only if an appropriate election is made by the stockholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the stockholder’s basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt U.S. Stockholders

The rules governing the federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of material considerations of an investment in our stock relevant to such investors. If you are a tax-exempt stockholder, we urge you to consult with your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your acquisition of or investment in our stock.

We expect that stockholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities, and that receive (a) distributions from us, or (b) proceeds from the sale of our stock, should not have such amounts treated as UBTI, provided in each case (x) that the stockholder has not financed its acquisition of our stock with “acquisition indebtedness” within the meaning of the IRC, (y) that the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity, and (z) that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit or otherwise hold mortgage assets or conduct mortgage securitization activities that generate “excess inclusion” income.

Taxation of Non-U.S. Stockholders

The rules governing the United States federal income taxation of non-U.S. stockholders are complex, and the following discussion is intended only as a summary of material considerations of an investment in our stock relevant to such investors. If you are a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your acquisition of or investment in our stock.

We expect that a non-U.S. stockholder’s receipt of (a) distributions from us, and (b) proceeds from the sale of our stock, will not be treated as income effectively connected with a United States trade or business and a non-U.S. stockholder will therefore not be subject to the often higher federal tax and withholding rates, branch profits taxes and increased reporting and filing requirements that apply to income effectively connected with a United States trade or business. This expectation and a number of the determinations below are predicated on our stock (including our common stock) being listed on a United States national securities exchange, such as the New York Stock Exchange, or the NYSE. Each class of our stock has been listed on a United States national securities exchange; however, we can provide no assurance that our common stock will continue to be so listed in future taxable years or that any class of our stock that we may issue in the future will be so listed.

Distributions. A distribution by us to a non-U.S. stockholder that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits. A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. stockholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the statutory rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. stockholder that we make and do not designate as a capital gain dividend. Notwithstanding this potential withholding on distributions in excess of our current and accumulated earnings and profits, these excess portions of distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. stockholder’s adjusted basis in our stock, and the nontaxable return of capital will reduce the adjusted basis in such stock. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the non-U.S. stockholder’s adjusted basis in our stock, the distributions will give rise to United States federal income tax liability only in the unlikely event that the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or exchange of such stock, as described below under the heading “—Dispositions of Our Stock.” A non-U.S. stockholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of such stockholder’s allocable share of our current and accumulated earnings and profits.

For so long as a class of our stock is listed on a United States national securities exchange, capital gain dividends that we declare and pay to a non-U.S. stockholder on shares of that class of stock, as well as dividends to a non-U.S. stockholder on shares of that class of stock attributable to our sale or exchange of “United States real property interests” within the meaning of Section 897 of the IRC, or USRPIs, will not be subject to withholding as though those amounts were effectively connected with a United States trade or business, and non-U.S. stockholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these dividends. Instead, these dividends will generally be treated as ordinary dividends and subject to withholding in the manner described above.

Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions. A non-U.S. stockholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s United States federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. stockholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.

If, contrary to our expectation, a class of our stock was not listed on a United States national securities exchange and we made a distribution on that stock that was attributable to gain from the sale or exchange of a USRPI, then a non-U.S. stockholder holding that stock would be taxed as if the distribution was gain effectively connected with a trade or business in the United States conducted by the non-U.S. stockholder. In addition, the applicable withholding agent would be required to withhold from a distribution to such a non-U.S. stockholder, and remit to the IRS, up to 21% of the maximum amount of any distribution that was or could have been designated as a capital gain dividend. The non-U.S. stockholder also would generally be subject to the same treatment as a U.S. stockholder with respect to the distribution (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual), would be subject to fulsome United States federal income tax return reporting requirements, and, in the case of a corporate non-U.S. stockholder, may owe the up to 30% branch profits tax under Section 884 of the IRC (or lower applicable tax treaty rate) in respect of these amounts.

Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gain in respect of our shares that are held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. stockholder would be able to offset as a credit against its resulting U.S. federal income tax liability its proportionate share of the tax paid by us on the undistributed capital gain treated as distributed to the non-U.S. stockholder, and receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-U.S. stockholder’s actual U.S. federal income tax liability on such deemed distribution. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Dispositions of Our Stock. If, as expected, our stock is not a USRPI, then a non-U.S. stockholder’s gain on the sale of our stock generally will not be subject to United States federal income taxation or withholding. We expect that our stock will not be a USRPI because one or both of the following exemptions will be available at all times. First, for so long as a class of our stock is listed on a United States national securities exchange, a non-U.S. stockholder’s gain on the sale of that stock will not be subject to United States federal income taxation as a sale of a USRPI. Second, shares of our stock will not constitute USRPIs if we are a “domestically controlled” REIT. We will be a “domestically controlled” REIT if less than 50% of the value of our stock (including any future class of stock that we may issue) is held, directly or indirectly, by non-U.S. stockholders at all times during the preceding five years, after applying specified presumptions regarding the ownership of shares of our stock as described in Section 897(h)(4)(E) of the IRC. For these purposes, we believe that the statutory ownership presumptions apply to validate our status as a “domestically controlled” REIT. Accordingly, we believe that we are and will remain a “domestically controlled” REIT.

If, contrary to our expectation, a gain on the sale of our stock is subject to United States federal income taxation (for example, because neither of the above exemptions were then available, i.e., that class of our stock was not then listed on a United States national securities exchange and we were not a “domestically controlled” REIT), then (a) a non-U.S. stockholder would generally be subject to the same treatment as a U.S. stockholder with respect to its gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), (b) the non-U.S. stockholder would also be subject to fulsome United States federal income tax return reporting requirements, and (c) a purchaser of that class of our stock from the non-U.S. stockholder may be required to withhold 15% of the purchase price paid to the non-U.S. stockholder and to remit the withheld amount to the IRS.

Information Reporting, Backup Withholding, and Foreign Account Withholding

Information reporting, backup withholding, and foreign account withholding may apply to distributions or proceeds paid to our stockholders under the circumstances described below. If a stockholder is subject to backup or other United States federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a deemed or constructive distribution or a distribution in kind even though there is insufficient cash from which to satisfy the withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of United States federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the stockholder’s federal income tax liability, provided that such stockholder timely files for a refund or credit with the IRS. A U.S. stockholder may be subject to backup withholding when it receives distributions on our stock or proceeds upon the sale, exchange, redemption, retirement or other disposition of our stock, unless the U.S. stockholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

•	provides the U.S. stockholder’s correct taxpayer identification number;

•	certifies that the U.S. stockholder is exempt from backup withholding because (a) it comes within an enumerated exempt category, (b) it has not been notified by the IRS that it is subject to backup withholding, or (c) it has been notified by the IRS that it is no longer subject to backup withholding; and

•	certifies that it is a United States citizen or other United States person.

If the U.S. stockholder has not provided and does not provide its correct taxpayer identification number and appropriate certifications on an IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the applicable withholding agent may have to withhold a portion of any distributions or proceeds paid to such U.S. stockholder. Unless the U.S. stockholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on our stock paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

Distributions on our stock to a non-U.S. stockholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. stockholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. stockholder is subject to withholding on distributions on our stock or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. stockholder on our stock generally will be subject to backup withholding, unless the non-U.S. stockholder properly certifies to the applicable withholding agent its non-U.S. stockholder status on an applicable IRS Form W-8 or substantially similar form. Information reporting and backup withholding will not apply to proceeds a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our stock, if the non-U.S. stockholder properly certifies to the applicable withholding agent its non-U.S. stockholder status on an applicable IRS Form W-8 or substantially similar form. Even without having executed an applicable IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our stock if the non-U.S. stockholder receives those proceeds through a broker’s foreign office.

Non-United States financial institutions and other non-United States entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by United States persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% United States withholding tax on applicable payments to non-United States persons, notwithstanding any otherwise applicable provisions of an income tax treaty. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States owned foreign entities” (each as defined in the IRC and administrative guidance thereunder), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding regime generally applies to payments of dividends on our stock. In general, to avoid withholding, any non-United States intermediary through which a stockholder owns our stock must establish its compliance with the foregoing regime, and a non-U.S. stockholder must provide specified documentation (usually an applicable IRS Form W-8) containing information about its identity, its status, and if required, its direct and indirect United States owners. Non-U.S. stockholders and stockholders who hold our stock through a non-United States intermediary are encouraged to consult with their own tax advisors regarding foreign account tax compliance.

Other Tax Considerations

Our tax treatment and that of our stockholders may be modified by legislative, judicial or administrative actions at any time, which actions may have retroactive effect. The rules dealing with federal income taxation are constantly under review by the United States Congress, the IRS and the United States Department of the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. In general, changes in law or interpretation could have a more significant impact on us as compared to other REITs due to the nature of our business and our substantial use of TRSs, particularly foreign TRSs. Likewise, the rules regarding taxes other than United States federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our stockholders. Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our stock. We and our stockholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our stockholders transact business or reside. These tax consequences may not be comparable to the United States federal income tax consequences described above.

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